Exhibit 3.1
CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
TRUPANION, INC.

Trupanion, Inc. (the “Company”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:
1.Article IV, Section 1 of the Company’s current Restated Certificate of Incorporation (the “Current Certificate”) is hereby amended and restated in its entirety to read as follows:

“1.    Total Authorized. The total number of shares of all classes of stock that the Corporation has authority to issue is One Hundred and Ten Million (110,000,000) shares, consisting of two classes: One Hundred Million (100,000,000) shares of Common Stock, $0.00001 par value per share (“Common Stock”), and Ten Million (10,000,000) shares of Preferred Stock, $0.00001 par value per share (“Preferred Stock”).”

2.The foregoing amendment to the Current Certificate has been duly approved by the Company’s Board of Directors in accordance with Sections 141 and 242 of the DGCL.

3.The foregoing amendment to Current Certificate has been duly approved by the Company’s stockholders in accordance with Section 242 of the DGCL.

4.This Certificate of Amendment shall be effective upon filing with the Delaware Secretary of State.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed by its duly authorized officer this 2nd day of June, 2016 and the foregoing facts stated herein are true and correct.

TRUPANION, INC.

By:	/s/ Darryl Rawlings
Name: Darryl Rawlings
Title: President and Chief Executive Officer